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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM N-18F-1


                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.



                        William Blair Mutual Funds, Inc.
--------------------------------------------------------------------------------
                            Exact Name of Registrant


                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Chicago and the state of Illinois on the 12th day of March, 1999.

                                      Signature Willaim Blair Mutual Funds, Inc.
                                                --------------------------------
                                                     (Name of Registrant)

                                      By /s/ Terence M. Sullivan
                                         ---------------------------------------
                                         (Name of director, trustee or officer
                                         signing on behalf of Registrant)

                                      Vice President
                                      ------------------------------------------
                                                     (Title)

Attest: /s/ Janet V. Gassmann
        ---------------------
               (Name)

Assistant Secretary
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               (Title)